VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of March 5, 2008, between UCBH Holdings, Inc., a Delaware corporation (“Company”), and China Minsheng Banking Corp., Ltd. (“Stockholder”).

RECITALS

A.
Company and Stockholder are the parties to an Investment Agreement, dated October 7, 2007 (the “Investment Agreement”), pursuant to which, among other things, (i) Company has agreed to sell certain common stock of the Company (the “Issued Shares”) to Stockholder, and Stockholder has agreed to purchase the Issued Shares from Company and (ii) the Stockholder may acquire New Shares (as defined in Section 1(b)) (such New Shares, together with the Issued Shares, the “Shares”);

B.
Company and Stockholder are the parties to an Investor’s Rights and Standstill Agreement dated as of October 7, 2007 (the “Investor’s Rights Agreement”), which provides for, among other things, certain rights of Stockholder and certain lock-up and standstill restrictions with respect to common stock purchased by Stockholder pursuant to the Investment Agreement.

C.
Pursuant to the Investors’ Rights Agreement, Company and Stockholder wish to enter into this Voting Agreement to provide for the voting of the Shares, on the terms and subject to the conditions set forth in this Voting Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Voting Agreement, the parties agree as follows:

1.
Shares.  Stockholder agrees that the terms and conditions of this Voting Agreement shall apply to, and Stockholder agrees to be bound by the terms and conditions of this Voting Agreement with respect to Stockholder’s interest in (a) the Issued Shares; and (b) any and all shares of capital stock of Company that (i) Stockholder purchases or acquires, or (ii) with respect to which Stockholder otherwise acquires beneficial ownership (the latter to the fullest extent within the control of the Stockholder) after the date first written above and prior to the termination of this Voting Agreement pursuant to Section 6 (“New Shares”).  Stockholder shall retain and shall not transfer or allow the transfer by operation of law of any interest in its voting rights in the Shares.

2.
Agreement to Vote Shares.  At every meeting of the stockholders of Company (or holders of any series or class of stock of Company) and on every action or approval by written consent of the stockholders of Company (or holders of any series or class of stock of Company) if such written consent is permitted by Company’s certificate of incorporation or bylaws, Stockholder agrees to vote the Shares (a) in favor of persons nominated and recommended by the board of directors of Company (the “Board”) as directors of the Board, including without limiting the generality of the foregoing persons designated by Stockholder for nomination by the Board pursuant to the Investor’s Rights Agreement, (b) against any person nominated for election as a director by any other person, except for persons designated by Stockholder for nomination by the Board pursuant to the Investor’s Rights Agreement, and (c) as otherwise directed by the Board (including, without limiting the generality of the foregoing, with respect to any shareholder proposal or proxy solicitation relating directly or indirectly to any change in control over the Company), so long as such vote (i) is not adverse to Stockholder’s rights under the Investor Rights Agreement or the Investment Agreement, (ii) is not adverse to Stockholder’s rights as a stockholder of Issuer or (iii) does not have a disproportionately adverse impact on its interests.

3.
Stockholder Proposals and Proxy Contests Involving Control.  Except as agreed in writing by the Board, Stockholder shall not initiate or in any way participate in (i) any shareholder proposal or (ii) any proxy solicitation, relating directly or indirectly to any change of control (as defined in Section 1.1(i) of the Investor’s Rights Agreement) over the Company.

4.	Legend on Stock Certificate. Each certificate representing any Shares shall for as long as this Voting Agreement is effective bear a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF SUCH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

5.	Representations and Warranties of Stockholder. Stockholder represents and warrants to Company as follows:

5.1
Stockholder is the sole beneficial and record owner and holder of the Issued Shares and will be the sole and beneficial owner of any New Shares, if acquired after the date hereof, at the date of this Voting Agreement and at all times through the Expiration Date, and the Shares will be free and clear of any third party voting rights of any nature.

5.2
Stockholder has full power, authority and legal capacity to make, enter into and carry out the terms of this Voting Agreement and has duly executed and delivered this Voting Agreement.  This Voting Agreement constitutes a valid and binding obligation of Stockholder.

5.3	Stockholder represents that Stockholder beneficially owns the number of shares indicated on Schedule 1 attached hereto, and has sole and unrestricted voting power with respect to such Shares.

6.
Termination.  This Voting Agreement will terminate and will have no further force or effect as of the earliest of (i) the date upon which the Stockholder no longer Beneficially Owns (as defined in the Investment Agreement) any Shares, (ii) the expiry of the Standstill Period (as defined in the Investor’s Rights Agreement), whether before or after the termination of the Investment Agreement or the Investor’s Rights Agreement, or (iii) termination of the Investment Agreement by Stockholder pursuant to Sections 7.01(c) or (d) thereof.

7.
No Liability for Votes Made.  Stockholder acknowledges and agrees that Company and its respective directors and officers shall not be liable to Stockholder with respect to or in connection with any and all voting decision(s) made during the term of this Voting Agreement.

8.	Miscellaneous.

8.1
Severability.  If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

8.2
Binding Effect and Assignment.  This Voting Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other, except that the parties may assign their respective rights and obligations under this Voting Agreement to an affiliate of such party without the written consent of the other party.

8.3
Amendments and Modification.  This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties to this Voting Agreement.

8.4
Specific Performance; Injunctive Relief.  Stockholder acknowledges that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder contained in this Voting Agreement.  Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, notwithstanding anything to the contrary, Company will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity, and for that purpose Stockholder irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in San Francisco, California USA and irrevocably waives any objection to venue (including hereby waiving any argument of forum non conveniens or principles of similar effect) in such courts.

8.5
Governing Law.  This Voting Agreement will be governed by, construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within the State of California.  Any dispute arising out of or relating to this Voting Agreement shall be resolved in the manner set forth in Section 8.07 of the Investment Agreement.  Accordingly, the parties hereto agree that this Section 8.5 shall be governed by and interpreted in accordance with the Federal Arbitration Act of the United States, 9 U.S.C. §§ 1 et seq.  Any dispute, claim, controversy or difference regarding the interpretation or validity or performance of, or otherwise arising out of or relating to, this

Voting Agreement (“Dispute”), shall be finally and conclusively decided by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by an Arbitral Tribunal consisting of three arbitrators appointed in accordance with those Rules.  The language of the arbitration shall be English and Mandarin Chinese.  The venue for the hearings of the arbitration shall be Hong Kong.  The parties shall bear in equal shares any fees and expenses of the Arbitral Tribunal and of the ICC; provided that the Arbitral Tribunal shall have the authority to award, as part of the Arbitral Tribunal’s decision, to the prevailing party its costs and expenses of the arbitration proceeding, including reasonable attorneys’ and experts’ fees.  The Arbitral Tribunal shall render its award based on the explicit terms of this Voting Agreement; and in instances where it is silent, on the basis of strict principles consistent with the terms of this Voting Agreement.  The Arbitral Tribunal shall be bound by strict rules of law in making its decision, and may not pronounce judgment on equitable principles or the basis of ex aqueo et bono.  The Arbitral Tribunal shall have the authority to include in its award a decision binding upon the parties enjoining them to take or refrain from taking specific action with respect to the Dispute or declaring their rights, responsibilities and liabilities as to the Dispute.  The Arbitral Tribunal shall state the reasons for its decision in writing in the award it issues.  Judgment on the award rendered by the Arbitral Tribunal may be entered by any court having jurisdiction.  Each of the parties hereby irrevocably submits to the personal jurisdiction of, and irrevocably waives objection to the laying of venue (including a waiver of any argument of forum non conveniens or other principles of like effect) in, the state and federal courts located in San Francisco, California, USA and/or the courts of Hong Kong, for the purposes of any action commenced in aid of an arbitration hereunder, or for entry of judgment upon the Arbitral Tribunal’s award.  Each of the parties consents that all service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at its address for notices set forth in Section 8.11 hereof, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.

8.6
Entire Agreement.  This Voting Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

8.7
Counterparts.  This Voting Agreement may be executed in several counterparts (including by facsimile), each of which will be an original, but all of which together will constitute one and the same agreement.

8.8	Effect of Headings. The section headings contained in this Voting Agreement are for convenience only and will not affect the construction or interpretation of this Voting Agreement.

8.9	Delays or Omissions. No waiver by either party of any right, power, default, misrepresentation or breach under this Voting Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent right, power, default, misrepresentation or breach under this Voting Agreement.  Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Voting Agreement, or any waiver on the part of either party of any provisions or conditions of this Voting Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

8.10
Enforcement Fees and Costs.  In the event legal action is taken or commenced by Company against Stockholder for the enforcement of any of the covenants, terms or conditions of this Voting Agreement, the losing party will be liable for all reasonable attorney’s fees and costs incurred by the prevailing party in connection with such legal action.

8.11
Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail, with verification of receipt, or facsimile, in either case if sent during normal business hours of the recipient; if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to a party at such party’s address set forth on the signature page hereof or at such other address, electronic or otherwise, as such party shall designate by ten days’ advance written notice to the other party.

8.12	Representation. Stockholder represents and acknowledges that Stockholder has had the opportunity to seek and obtain the advice of legal counsel with respect to this Voting Agreement.

8.13
Language.  The parties confirm and agree that both the English and Chinese versions of this Voting Agreement shall have the same effect and be controlling in all respects and that neither is prepared for reference or accommodation purposes.

[THE REMAINDER OF THIS PAGE IS BLANK.  SIGNATURE PAGE FOLLOWS.]

The parties have executed this Voting Agreement on the date first above written.

UCBH Holdings, Inc.

By:_________________________________

Name:_______________________________

Title:________________________________

Address:	555 Montgomery Street
San Francisco, CA 94111

E-mail:_______________________________

Fax:_________________________________

China Minsheng Banking Corp., Ltd.

By:_________________________________

Name:_______________________________

Title:________________________________

Address:	No. 2 Fuxingmennei Avenue
Xicheng District
Beijing, 100031 China

E-mail:_______________________________

Fax:_________________________________

Schedule 1
Number of Shares owned by Stockholder